FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated September 26, 2007
Registration Statement No. 333-140158

Genco Shipping & Trading Limited
4,055,000 Shares
of
Common Stock
ISSUER FREE WRITING PROSPECTUS
Pricing Term Sheet – September 26, 2007

Issuer:	Genco Shipping & Trading Limited
Symbol:	NYSE: GNK
Shares of the Issuer’s common stock (“Shares”) offered:	4,055,000 Shares in the aggregate, consisting of: (i) 3,208,955 Shares offered by the Issuer; and (ii) 846,045 Shares offered by the selling shareholder, Fleet Acquisition LLC
Over-allotment Option:	405,500 Shares in the aggregate, consisting of up to: (i) 149,254 Shares offered by the Issuer; and (ii) 256,246 Shares offered by the selling shareholder
Price to public:	$67.00 per Share
Proceeds, net of underwriting commission:
$204.8 million to the Issuer, if over-allotment option is not exercised, or $214.3 million, if over-allotment option is exercised in full

$54.0 million to the selling shareholder, if over-allotment option is not exercised, or $70.3 million, if over-allotment option is exercised in full

Trade date:	September 26, 2007
Closing date:	October 2, 2007
CUSIP:	Y2685T 10 7
Underwriters:	Bear, Stearns & Co. Inc.
Jefferies & Company, Inc. Dahlman Rose & Company, LLC DnB NOR Markets, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bear, Stearns & Co. Inc. (Attn: Prospectus Dept., toll free at (866) 803-9204), or Jefferies & Company, Inc. (Attn: Equity Capital Markets, toll free at (888) 449-2342).